Exhibit 10.45

AMENDMENT TO

CASH-SETTLED RESTRICTED SHARE UNIT AGREEMENT

GRANTED TO PHILLIP A. GOBE

The Cash-Settled Restricted Share Unit Agreement providing for the grant of Restricted Share Units to Phillip A. Gobe on May 30, 2007 under the Energy Partners, Ltd. 2006 Long Term Stock Incentive Plan are hereby amended in the following respects:

1.	Section 5 is hereby amended to read in its entirety as follows:

“5.	Termination of Employment—In the event of the termination of your employment for any reason other than your retirement (as defined below) during the Restricted Period, all Restricted Share Units which have not vested pursuant to Section 4 above shall be forfeited and the Company may take any action necessary to effect such forfeiture without further notice to you. Except as hereafter provided in this Section 5, if your employment with the Company terminates as a result of your retirement (as defined below), your Restricted Share Units shall continue to vest in accordance with Section 4 above. However, if your employment with the Company terminates as a result of your retirement and you thereafter ‘change your retirement status’ prior to the date on which all Restricted Share Units have vested, any Restricted Share Units which have not vested pursuant to Section 4 above shall be forfeited and the Company may take any action necessary to effect such forfeiture without any further notice to you. For purposes of this Section 5, ‘retirement’ shall mean a termination of your employment that is described as a retirement by the Company in any press release issued by it or in any document filed by it with the Securities and Exchange Commission. For purposes of this Section 5, you will be considered to ‘change your retirement status’ if you commence full-time employment as an executive with a business enterprise engaged directly or through one or more subsidiaries in the oil and gas exploration and production business or commence service on the board of directors of such a business enterprise.”

2.	Section 6 is hereby amended to read in its entirety as follows:

“6.	Payment—If any Restricted Share Units vest pursuant to Section 4 above, certificate(s) evidencing the shares of Company Common Stock represented by those Restricted Share Units shall be delivered to you on the vesting date. Notwithstanding the foregoing, pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, if you are a ‘specified employee’
(within the meaning of said Section 409A and the regulations thereunder) at the time of your retirement (as defined in Section 5 above), no payment may be made to you under this Agreement on account of your retirement earlier than the date which is 6 months after the date of your retirement (or, if earlier than the end of such 6-month period, the date of your death).”

ENERGY PARTNERS, LTD.

By:	/s/ Richard A. Bachmann	Date:	8-21-07
Attest:	/s/ John H. Peper

I HEREBY AGREE TO THIS AMENDMENT TO MY CASH-SETTLED RESTRICTED SHARE UNIT AGREEMENTS

/s/ Phillip A. Gobe	Date:	8/21/07
Phillip A. Gobe